Exhibit 5.1

October 25, 2019

Relmada Therapeutics, Inc.

880 Third Avenue, 12th Floor

New York, NY 10022

Ladies and Gentlemen:

Re:	Registration Statement on Form S-3

We have acted as counsel to Relmada Therapeutics, Inc., a Nevada corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale by the selling stockholders identified therein of up to 10,894,658 shares (the “Registrable Securities”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). Such Registrable Securities consist of:

(i)	6,843,397 shares of Common Stock (the “Shares”), which are currently issued and outstanding; and

(ii)	4,051,261 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of certain warrants to purchase Common Stock (the “Warrants”) as set forth in the Registration Statement, which are currently issued and outstanding.

In connection with rendering this opinion, we have examined the Company’s amended and restated articles of incorporation, as amended or supplemented, the Company’s amended and restated bylaws, as amended, the forms of the Warrants, and such other corporate records, agreements, documents and instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and we have made such inquiries of such officers and representatives, as we have deemed necessary or appropriate for the purposes of this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity of original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.	the Shares are duly authorized, validly issued, fully paid and non-assessable; and

2.	when issued in accordance with the terms of the respective Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

1185 Avenue of the Americas | 37th Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW

The opinions expressed herein are limited to the Private Corporations Law of the State of Nevada (the “NPCL”) and the reported judicial decisions interpreting such statute and provisions and the laws of the state of New York. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws of the State of Nevada; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sichenzia Ross Ference LLP
Sichenzia Ross Ference LLP

1185 Avenue of the Americas | 37th Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW